EXHIBIT 10.81

On June 20, 2011, the Nominating and Governance Committee approved and recommended to the Board of Directors, and on June 21, 2011, the Board of Directors approved, changes to the non-employee director compensation program as set forth below:

•	The elimination of individual meeting fees

•	An increase in the Annual Board Retainer for Board Members from $80,000 to $120,000

•	An increase in the Annual Retainer Fee for the Lead Director from $20,000 to $25,000

•	An increase in the Annual Retainer Fee for the Chairman of the Audit Committee from $15,000 to $20,000

•	An increase in the annual non-employee stock option grant from 4,000 shares to 5,000 shares

•	The elimination of the additional Audit Committee member retainer fee of $3,000

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